Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of GTY Technology Holdings, Inc. of our report dated March 18, 2019 relating to the combined balance sheets of Questica Inc. and Questica USCDN Inc. as of December 31, 2018 and 2017, and the related combined statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the years ended December 31, 2018 and 2017 and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey
May 16, 2019